Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-198971) on Form S-8 of IRADIMED CORPORATION of our report dated March 8, 2018, relating to the financial statements of IRADIMED CORPORATION, appearing in this Annual Report on Form 10-K of IRADIMED CORPORATION for the year ended December 31, 2017.

/s/ RSM US LLP

Orlando, Florida

March 8, 2018